EXHIBIT 99.1

PROXY
M-WAVE, INC.
ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 30, 2008

Monarch Pointe Fund Limited (“MPF”) hereby appoints M-Wave International, LLC, an Illinois limited liability company (“LLC”), as proxy holder and attorney-in-fact, with full power of substitution, to appear and vote all of the shares (the “Subject Shares”) of Common Stock of M-Wave, Inc. that MPF shall be entitled to vote at the Annual Meeting of Stockholders of M-Wave, Inc., to be held at 1300 Norwood Ave., Itasca, IL 60143, on Tuesday, December 30, 2008, at 10:00 a.m. local time, and at any adjournments thereof (the “Meeting”), hereby revoking any and all proxies heretofore given.  Further MPF authorizes and appoints LLC as attorney-in-fact to provide online and/or telephonic instructions for the voting of all of the Subject Shares at the Meeting, including all Subject Shares that are held in street name by Morgan Stanley.

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Dated:  December 24, 2008

MONARCH POINTE FUND LIMITED

By:	/s/ William R. Tacon
WILLIAM R. TACON,
ACTING IN HIS CAPACITY AS LIQUIDATOR OF AND FOR MONARCH POINTE FUND LIMITED (WITHOUT PERSONAL LIABILITY)